UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 19, 2021 (May 17, 2021)
EVOFEM BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36754	20-8527075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
12400 High Bluff Drive, Suite 600, San Diego, CA 92130
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code
(858) 550-1900
Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EVFM	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
Series A Preferred Stock Purchase Rights, par value $0.0001 per share	N/A	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On May 17, 2021, Evofem Biosciences, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC (the “Underwriter”), pursuant to which the Company agreed to issue and sell, in a firm commitment public offering 50,000,000 shares of its common stock, par value $0.0001 per share, and accompanying common warrants to purchase up to an aggregate of 50,000,000 shares of its common stock, as well as up to 7,500,000 additional shares of its common stock and/or accompanying common warrants to purchase up to an aggregate of 7,500,000 shares of its common stock that may be purchased by the Underwriter pursuant to a 30-day option granted to the Underwriter by the Company (the “Offering”). Each share of common stock is being sold together with a common warrant to purchase one share of common stock, at an exercise price of $1.00 per share. Such common warrants are immediately exercisable and will expire two years from the date of issuance. There is not expected to be any trading market for the common warrants issued in the Offering. The combined public offering price of each share of common stock and accompanying common warrant sold in the Offering will be $1.00, and the combined price of each share of common stock and accompanying common warrant purchased by the Underwriter from the Company will be $0.94. The net proceeds from the Offering, after deducting the Underwriter’s discounts and commissions and other estimated offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the common warrants, are expected to be approximately $46.7 million (or approximately $53.8 million if the Underwriter exercises its option to purchase additional securities in full).
The offering is expected to close on or about May 20, 2021, subject to satisfaction of customary closing conditions.
Any securities offered and sold in the Offering (including the shares of common stock issuable from time to time upon exercise of the common warrants) will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No.: 333-253881) filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2021 and declared effective on March 11, 2021 (the “Registration Statement”), as supplemented by the preliminary prospectus supplement dated May 17, 2021 relating to the Offering and filed with the SEC on May 17, 2021 and a final prospectus supplement dated May 17, 2021.
The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary indemnification obligations of the Company and the Underwriter and other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.
We have also agreed to pay the underwriter (i) $50,000 non-accountable expenses, (ii) reimbursement of up to $100,000 for fees and expenses of legal counsel and other out-of-pocket expenses of the underwriter, (iii) $15,950 for the clearing expenses of the underwriter in connection with this offering and (iv) a commission of 6% of the gross exercise price paid upon exercise of each common warrant.
The Underwriting Agreement is filed as Exhibit 1.1 hereto, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. The form of the common warrant is filed as Exhibit 4.1 hereto, and the description of the terms of the common warrants is qualified in its entirety by reference to such exhibit. The opinion of the Company’s counsel regarding the validity of the securities offered in this Offering is filed as Exhibit 5.1 hereto.
Item 8.01.    Other Events.
On May 17, 2021, the Company issued a press release announcing the proposed public offering of its securities. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On May 17, 2021, the Company issued a press release announcing that it priced a public offering of its securities. A copy of the press release is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of May 17, 2021, between Evofem Biosciences, Inc.and H.C. Wainwright & Co., LLC.
4.1	Form of Warrant to Purchase Common Stock.
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
99.1	Press Release dated May 17, 2021
99.2	Press Release dated May 17, 2021

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOFEM BIOSCIENCES, INC.

Date: May 19, 2021	By:	/s/ Justin J. File
Justin J. File Chief Financial Officer